Exhibit 10.10

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (“Agreement”) is made this 27th day of March, 2007, by and between Cardinal Health PTS, LLC, having a place of business at 4401 Alexander Blvd NE, Albuquerque, NM 87107 (“Cardinal Health”) and Targanta Therapeutics, Corp. (“Targanta”), having its principal place of business at 225 South East Street, Suite 390, Indianapolis, IN 46202.

A.	Cardinal Health provides contract pharmaceutical development, manufacturing, packaging, analytical, and sales and marketing services to the pharmaceutical industry.

B.	Targanta has certain technology relating to the certain pharmaceutical products and wants Cardinal Health to assist in the formulation, filling, packaging and testing on such products as provided in this Agreement and the attachments hereto.

C.	Targanta desires to engage Cardinal Health to provide certain services to Targanta in connection with the processing of Targanta’s Product (defined below); and Cardinal Health desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1	“Affiliate(s)” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (51%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2	“API” means the active pharmaceutical ingredient used in the manufacture of the Product as identified in the Specifications.

1.3	“Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of Product or any aspect thereof and the obligations of Cardinal Health or Customer, as the context requires, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time (“GMPs”).

1.4	“Batch” means a specific quantity of a Product comprising a number of units of Product mutually agreed upon between the parties, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Processed according to a single manufacturing order during the same cycle of Processing.

1.5	“Calendar Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.6	“Cardinal Health Materials” shall have the meaning set forth in Article 12.

1.7	“Change Order” shall have the meaning set forth in Section 4.5(a).

1.8	“Commencement Date” means the first date upon which a Regulatory Authority approves Cardinal Health as a manufacturer of one of the Products.

1.9	“Confidential Information” is as defined in Section 11.2.

1.10	“Contract Year” means each consecutive twelve (12) month period beginning on the Commencement Date.

1.11	“Targanta Materials” shall have the meaning set forth in Article 12.

1.12	“Defective Product” shall have the meaning set forth in Section 5.2.

1.13	“Delayed Approval Fee” shall have the meaning set forth in Section 7.4.

1.14	“Dispute” shall have the meaning set forth in Section 18.9.

1.15	“Dosage Container” means any final dosage form container(s) the parties may agree upon in writing from time to time.

1.16	“Effective Date” means the date this Agreement was fully executed.

1.17	“Facilities” means Cardinal Health’s facilities located in Albuquerque, NM, San Diego, CA and Philadelphia, PA or such other facility as agreed by the parties as identified more specifically in the Quality Agreement.

1.18	“FDA” means the United States Food and Drug Administration, and any successor entity thereto.

1.19	“Firm Commitment” shall have the meaning set forth in Section 4.2.

1.20	“Intellectual Property” means all intellectual property (whether or not patented), including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.

1.21	“Minimum Requirement” shall have the meaning set forth in Section 4.1.

1.22	“Process”, “Processed”, or “Processing” means the sterile compounding, filling, producing and/or packaging of the API and Raw Materials into Product in accordance with the Specifications and the terms and conditions set forth in this Agreement.

1.23	“Processing Date” means the day on which the Product is to be first Processed by Cardinal Health.

1.24	“Product” means the fully compounded bulk drug solution Processed into Dosage Containers and packaged in accordance with the Specifications.

1.25	“Purchase Order” shall have the meaning set forth in Section 4.3.

1.26	“Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship the Product in accordance with the Specifications, as provided in Exhibit A, but not including the API.

1.27	“Regulatory Approval” shall have the meaning set forth in Section 7.4.

1.28	“Regulatory Authority” means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.29	“Review Period” shall have the meaning set forth in Section 5.1.

1.30	“Rolling Forecast” shall have the meaning set forth in Section 4.2.

1.31	“Sample” shall have the meaning set forth in Section 5.1.

1.32	“Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services set forth in the master batch record and/or master packaging batch record applicable to the Product, as amended in accordance with the terms of Article 8 of this Agreement.

1.33	“Term” shall have the meaning set forth in Section 15.1.

1.34	“Territory” means the United States of America and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.35	“Unit Pricing” shall have the meaning set forth in Section 7.1.

1.36	“Validation Batches” shall mean each Batch of Product manufactured by Cardinal Health which is necessary to support the validation portion of Targanta’s NDA or ANDA submission to the FDA.

ARTICLE 2

VALIDATION, PROCESSING & RELATED SERVICES

2.1 Validation Services. Cardinal Health shall perform the qualification, validation and stability services described in Exhibit A and Exhibit B of this Agreement for the prices specified therein.

Supply and Purchase of Product. During the Term, Cardinal Health shall Process the Products in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement. Targanta shall purchase the Product from Cardinal Health in accordance with the terms and conditions of this Agreement.

2.3 Other Related Services. Cardinal Health shall provide other services upon terms and conditions agreed to by the parties in writing from time to time.

ARTICLE 3

MATERIALS

3.1 API. Targanta shall supply to Cardinal Health for Processing, at Targanta’s sole cost, the API and applicable reference standards in quantities sufficient to meet Targanta’s requirements for each Product as further set forth in Article 4. Prior to delivery of any of the API or reference standard to Cardinal Health for Processing, Targanta shall provide to Cardinal Health a copy of the API Material Safety Data Sheet (“MSDS”), as amended, and any subsequent revisions thereto. Targanta shall supply the API, reference standards, and Certificate of Analysis FOB the Facility no later than [*] before the scheduled Processing Date upon which such API will be used by Cardinal Health. Upon receipt of the API, Cardinal Health shall conduct identification testing of the API. Cardinal Health will bear risk of loss of the API while the API is held at Cardinal Health’s Facility, subject to the limitations of liability in Section 16.1. Cardinal Health shall use the API solely and exclusively for Processing under this Agreement.

3.2 Raw Materials. Cardinal Health shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. If Targanta requires a specific supplier for any Raw Material, Targanta shall be responsible for the timeliness, quantity and quality of supply of such Raw Materials. Targanta will be responsible for all costs associated with qualification of a new supplier of a Raw Material not previously qualified by Cardinal Health. Unless a particular Raw Material can be replaced with the same raw material from another supplier, Cardinal Health shall not be liable for any delay in delivery of Product if (i) Cardinal Health is unable to obtain, in a timely manner, a particular Raw Material necessary to Process the Product, and (ii) Cardinal Health placed orders for such Raw Materials promptly following receipt of Targanta’s Firm Commitment.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3 Artwork and Packaging. Targanta shall provide or approved, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary to Process the Product. Such artwork, advertising and packaging information is and shall remain the exclusive property of Targanta, and Targanta shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by Cardinal Health following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing its obligations hereunder.

3.4 Reimbursement for Materials. In the event of (i) a Specification change for any reason, (ii) termination or expiration of this Agreement; or (iii) obsolescence of any Raw Materials, Targanta shall bear the cost of any unused Raw Materials, provided that Cardinal Health purchased such Raw Materials in quantities consistent with the [*] of Targanta’s Rolling Forecast and any minimum purchase obligations required by the Raw Material supplier. If materials were purchased by Cardinal Health in quantities exceeding the [*] of Targanta’s Rolling Forecast and such materials become obsolete, then Cardinal Health shall bear the cost of the unused Raw Materials.

ARTICLE 4

[*], PURCHASE ORDERS & FORECASTS

4.1 [*]. Beginning in [*] and during each [*] of the Term of this agreement, the [*], provided, however that the parties agree that [*] of Product for delivery during the [*]. For clarity, Product [*] shall not satisfy the [*]. If [*], within [*] after the end of such [*], [*] the difference between (i) the [*] if the [*] had been fulfilled for the Product and (ii) the [*] for the Product during the just-concluded [*]. Cardinal Health shall notify Targanta of acceptance of the [*] of receipt. Cardinal Health shall not be obligated to supply more than [*] in any [*].

4.2 Forecasts and Purchase Orders. On or before the [*], beginning [*] the anticipated Commencement Date, Targanta shall furnish to Cardinal Health a [*] rolling forecast of the quantities of Product that Targanta intends to order from Cardinal Health during such period (“Rolling Forecast”). The [*] of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following [*] of the Rolling Forecast shall be non-binding, good faith estimates. Targanta shall provide a binding, non-cancelable purchase order for the Firm Commitment portion of the Rolling Forecast at the same time that it submits the Rolling Forecast. Such purchase order shall specify the actual number of Batches to be Processed, the approximate number of Dosage Containers in each Batch, and the requested delivery dates for each Batch. Cardinal Health shall notify Targanta of acceptance of the Rolling Forecast and Purchase Order or of any amended terms within [*] of receipt. In the event of a conflict between the terms of any Rolling Forecast or Purchase Order and this Agreement, this Agreement shall control. Notwithstanding the foregoing, Cardinal Health shall use [*] to supply Targanta with quantities of Product which are in excess of the quantities specified in the Firm Commitment.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4 Cancellation of Purchase Orders Due to Failure to Ship API. In the event Targanta refuses or fails to make scheduled deliveries of the API as required by Section 3.1 of this Agreement, Targanta shall notify Cardinal Health when it expects to make such delivery. If Cardinal Health does not receive such API at least [*] prior to the expected Processing Date, Cardinal Health may cancel all, or any part of, the Purchase Order relative to the API that was not shipped as scheduled, and Cardinal Health shall have no further obligations or liability with respect to this particular Purchase Order for material which API was not shipped on time to meet production schedule requirements.

4.5 Unplanned Delay or Elimination of Processing. Cardinal Health shall use [*] to meet the Purchase Orders where API shipment has been delayed, subject to the terms and conditions of this Agreement in Section 4.4. Cardinal Health shall provide Targanta with [*] if Cardinal Health determines that any Processing will be delayed or eliminated for any reason. This Section 4.5 for unplanned delay or elimination of Processing is specifically tied to failure of Targanta to ship required API on time.

ARTICLE 5

TESTING; SAMPLES; RELEASE

5.1 Sample; Testing; Acceptance. Targanta shall notify Cardinal Health within [*] following delivery of Product to Targanta if Targanta has determined that such Product does not conform to Specifications and shall provide Cardinal Health a sample of such non-conforming Product. If Cardinal Health agrees that the Batch is non-conforming, Cardinal Health shall, at Targanta’s option, re-perform the services in accordance with this Article, or credit any payments made by Targanta for such Product. If Cardinal Health does not agree with Targanta’s determination that such Product fails to meet the Specifications, then after reasonable efforts to resolve the disagreement, either party may submit a sample of such Product to a mutually agreed upon independent third party laboratory to determine whether the Product meets the Specifications. The independent party’s results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing party.

5.2 Replacement of Defective Product. In accordance with the terms set forth in this Agreement, Cardinal Health shall replace, [*], all Product that does not comply with the Specifications (“Defective Product”). THE OBLIGATION OF CARDINAL HEALTH TO (I) REPLACE DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT TARGANTA FOR SUCH DEFECTIVE PRODUCT AND (II) REIMBURSE TARGANTA FOR [*] THE SUPPLIED MATERIALS (INCLUDING WITHOUT LIMITATION [*]) RENDERED UNUSEABLE DUE TO USE IN SUCH DEFECTIVE PRODUCT ([*]) SHALL BE TARGANTA’S [*] UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS [*].

5.3 Supply of Material for Replacement Product. In the event Cardinal Health is required to replace Product pursuant to Section 5.2, above, Targanta shall supply Cardinal Health with sufficient quantities of the API [*]. Material will be supplied to Cardinal Health by Targanta as necessary for Cardinal Health to complete such replacement. Cardinal Health will use [*] to meet scheduling requirements for Replacement Product.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 6

DELIVERY

6.1 Delivery. Cardinal Health shall segregate and store all Product until acceptance as set forth in Section 5.1 above. Cardinal Health shall tender the Product for delivery, [*]. [*] shall be responsible for all costs and risk of loss associated with shipment of the Product. [*] shall designate acceptable carriers to ship the Product and then designate the priority of such qualified carriers [*].

6.2 Failure to Take Delivery. If Targanta fails to take delivery on any scheduled delivery date, Targanta shall be invoiced [*] for the stored Product [*]. For each such batch of undelivered Product, Targanta agrees that: (i) Targanta has made a fixed commitment to purchase such Product, (ii) risk of ownership for such Product passes to Targanta, (iii) such Product shall be on a bill and hold basis for legitimate business purposes, (iv) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Targanta [*] after billing, and (v) Targanta will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control. Within [*] following a written request from Cardinal Health, Targanta shall provide Cardinal Health with a letter confirming items (i) through (v) of this Section for each Batch of undelivered Product.

ARTICLE 7

PRICING AND PAYMENT

7.1 Pricing. Targanta shall pay to Cardinal Health the unit pricing set forth on Exhibit B (“Unit Pricing”) for all Product. In addition, Targanta shall pay Cardinal Health for certain regulatory support services as set forth on Exhibit B. In the event Targanta requests any other services, Cardinal Health shall provide a written quote of the fee for such additional services and Targanta shall advise Cardinal Health whether it wishes to have such additional services performed by Cardinal Health.

7.2 Price Increase. Cardinal Health may implement an increase in the Unit Price [*] following completion of the [*] in accordance with the total percentage change in the Producer Price Index, Pharmaceutical Preparations (Series ID PCU325412325412) (“PPI”) as published by the U.S. Department of Labor, Bureau of Labor Statistics over the [*] preceding the date of such price increase, provided, however, that the amount of such price increase shall be [*] in any [*] regardless of the change in the PPI. Notwithstanding the foregoing, if Cardinal Health’s cost for any Raw Material increases by more than [*], Cardinal Health shall be entitled to increase the Unit Price by [*]. In such event, Cardinal Health shall provide [*] of the increased cost of Raw Materials.

7.3 Taxes; Duty. All taxes, duties and other amounts assessed on the Raw Materials, API or the Product by governmental entities prior to or upon sale to Targanta are the responsibility of Targanta, and Targanta shall reimburse Cardinal Health for any such taxes or duties paid by Cardinal Health.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4 Product Approval. Notwithstanding the terms set forth above, Targanta shall use [*] to expedite and obtain all regulatory approvals necessary for Cardinal Health to commence production at the Facility (“Regulatory Approvals”).

7.5 Payment Terms. Cardinal Health shall invoice Targanta for all Product as provided in Section 5.1, and payment for such invoices shall be due [*] after invoice receipt. In the event payment made to Cardinal Health after [*] (payment made [*] after invoice receipt and sent to Cardinal Health) then such unpaid amount shall accrue interest at the rate of [*] until paid in full.

ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Cardinal Health, whether requested by Targanta or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in fees associated with such change. Cardinal Health shall use [*] to respond within [*] to any request made by Targanta for a change in the Specifications, and both parties shall use [*] to agree to the terms of such change within [*] of request for change. As soon as possible after a request is made for any change in Specifications, Cardinal Health shall notify Targanta of the fees associated with such change and shall provide such supporting documentation as Targanta may reasonably require. Targanta shall pay all fees associated with such agreed upon changes. The parties shall share in any cost savings that result from a change in Specifications that improves the efficiency of the manufacturing process and that requires submission of at least a CBE30 filing with the FDA.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1 Batch Records and Data. Cardinal Health shall provide Targanta with one properly completed copy of the Batch records prepared for each Batch of Product released by Cardinal Health’s Quality Assurance group within [*]. Cardinal Health will provide additional copies at Targanta’s expense.

9.2 Recordkeeping. Cardinal Health shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Processing under this Agreement, including all information required to be maintained by all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least [*] from the relevant finished Product expiration date or longer if required under Applicable Laws.

9.3 Regulatory Compliance. Targanta shall be solely responsible for all permits and licenses required by any regulatory agency with respect to the Product and the Processing under this Agreement, including any product licenses, applications and amendments in connection therewith. Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility. During the Term, Cardinal Health will assist Targanta with all regulatory matters relating to Processing under this Agreement, at Targanta’s request and at Targanta’s expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing under this Agreement.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4 Quality Audits. During the term of this Agreement, up to [*] duly-authorized employees, agents and representatives of Targanta for up to [*] shall be granted access to the Facility [*] upon at least [*] prior written notice and at reasonable times during regular business hours for the purpose of inspecting and verifying that Cardinal Health is complying with cGMPs, the Specifications and the Product master batch record. Targanta shall have the right to perform additional for cause audits in the case of a critical deviation or unexpected event impacting product quality. For purposes of this Section 9.4, duly-authorized agents and representatives shall be required to sign Cardinal Health’s standard Confidential Disclosure Agreement prior to being allowed access to Cardinal Health’s Facilities.

9.5 Inspection of Processing. Targanta may base up to [*] representatives at the Facilities to observe the Processing provided that Targanta provides Cardinal Health at least [*] advance written notice of the attendance of such Targanta representatives. Targanta shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health’s premises.

9.6 Governmental Inspections and Requests. Cardinal Health shall immediately (within [*]) advise Targanta if an authorized agent of any Regulatory Authority visits the Facility concerning the Processing of the Product. Targanta may, upon mutual agreement, be present at the Facility for any Regulatory Authority visit concerning the Processing or the Product. Upon request, Cardinal Health shall furnish to Targanta a copy of the relevant portions of any report by such Regulatory Authority, if any, within [*] of Cardinal Health’s receipt of such report. Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit Cardinal Health’s books and records with respect to Processing under this Agreement, Cardinal Health shall immediately notify Targanta, and shall provide Targanta with a copy of any written document received from such Regulatory Authority relating to the Product before the audit and within [*] following receipt of any regulatory report. Targanta may send up to [*] representatives to the Facility during any Regulatory inspection relating specifically to the Product. Cardinal will not necessarily allow Targanta into the inspection process, but will provide daily updates to Targanta representatives and opportunity for input during the process to the extent relevant to the Product.

9.7 Recall. In the event Cardinal Health believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Cardinal Health shall immediately notify Targanta in writing. Cardinal Health will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Targanta, unless otherwise required by Applicable Laws or upon the advice of legal counsel. In the event Targanta believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Targanta shall immediately notify Cardinal Health in writing and Cardinal Health shall use commercially reasonable efforts to provide all necessary cooperation and assistance to Targanta. Targanta shall bear the cost of, and shall reimburse Cardinal Health for expenses incurred in connection with, any recall, field alert, Product withdrawal or field correction related to the Product except to the extent such recall, field alert, Product withdrawal or field correction is

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

caused by Cardinal Health’s breach of its obligations under this Agreement or Applicable Laws or its gross negligence or willful misconduct, in which case, such cost shall be shared by Cardinal Health and Targanta, according to fair responsibility for the recall, field alert, Product withdrawal or field correction. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Targanta for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5.

9.8 Quality Agreements. Attached to this Agreement as Exhibit C is a copy of the Quality Agreement executed by the parties relating to the Product (“Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control except with respect to matters relating to compliance with GMPs and related regulations, in which case, the Quality Agreement will control.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Cardinal Health. Cardinal Health represents and warrants to Targanta that:

A. At the time of delivery of the Product as provided in Section 6.1, such Product will conform to and will have been Processed in conformance with the Product Specifications and Applicable Laws.

B. All Product prepared for or delivered to Targanta by Cardinal Health will be produced, held, used, and/or disposed of by Cardinal Health in accordance with all Applicable Laws.

C. Cardinal Health shall not use any materials provided by or prepared for Targanta for any purpose other than that explicitly set forth in this Agreement.

D. Cardinal Health will comply with all Applicable Laws applicable to Cardinal Health’s performance under this Agreement.

10.2 Targanta. Targanta represents and warrants to Cardinal Health that:

A. The Targanta-Supplied Materials will comply with all applicable Specifications, will have been produced in compliance with the Applicable Laws;

B. All artwork and the content thereof provided to Cardinal Health shall comply with all Applicable Laws;

C. It has provided all safe handling instructions, health and environmental information and material safety data sheets applicable to the Product or to and any Targanta-Supplied Materials, except as disclosed to Cardinal Health in writing by Targanta in sufficient time for review and training by Cardinal Health prior to delivery;

D. All Product delivered to Targanta by Cardinal Health will be held, used and/or disposed of by Targanta in accordance with all Applicable Laws; and

E. Targanta will comply with all Applicable Laws applicable to Targanta’s performance under this Agreement and its use of any materials or Products provided by Cardinal Health under this Agreement.

F. Targanta will not release the Product if the batch record for a particular Batch of Product indicates that the Product does not comply with the Specifications or Applicable Laws.

G. Prior to releasing any Batch of Product, Targanta will review all Product specific validation records and confirm that the Product has been validated in compliance with Applicable Laws.

10.3 Mutual. Each party hereby represents and warrants to the other party that:

A. Existence and Power. Such party (1) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (2) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

B. Authorization and Enforcement of Obligations. Such party (1) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (2) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

C. Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D. No Consents. All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

E. No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (1) do not conflict with or violate any requirement of Applicable Laws; and (2) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.

10.4 Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 10 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

CONFIDENTIAL INFORMATION

11.1 Mutual Obligation. Cardinal Health and Targanta agree that they will not disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article, and (C) agree to be bound by the terms of this Article.

11.2 Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Targanta, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the existence of this Agreement, which may be requested and not unreasonably withheld, and its terms.

11.3 Exclusions. Notwithstanding Section 11.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s contemporaneously dated written records, or (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.

11.4 No Implied License. The receiving party will obtain no right of any kind or license under any patent application or patent by reason of this Agreement. Except as provided in Article 12, all Confidential Information will remain the sole property of the party disclosing such information or data.

11.5 Return of Confidential Information. Upon termination of this Agreement, the receiving party shall, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

11.6 Survival. The obligations of this Article 11 will terminate [*] from the expiration of this Agreement.

ARTICLE 12

INTELLECTUAL PROPERTY

All Cardinal Health Materials, including without limitation, all improvements, developments, derivatives or modifications to the Cardinal Health Materials, shall be owned exclusively by Cardinal Health. All Targanta Materials, including, without limitation, all improvements, developments, derivatives or modifications to the Targanta Materials shall be owned exclusively by Targanta. For purposes hereof, “Cardinal Health Materials” means all Cardinal Health proprietary information, intellectual property, and developments (including, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications), owned, licensed or used by Cardinal Health in developing, formulating, manufacturing, filling, processing or packaging of liquid solutions or pharmaceuticals and the packaging equipment, processes or methods of packaging, or any improvements to any of the foregoing, including any container, pouch, vial, ampoule or other form of liquid container developed by Cardinal Health. For purposes hereof, “Targanta Materials” means all proprietary information, intellectual property and developments owned, developed, licensed or used by Targanta relating to the API, including, without limitation, patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, trademarks or trade names. For purposes of clarity, to the extent that one party contributes to any improvement, development, derivative, or modification to the other party’s Materials, the contributing party shall and hereby does assign its entire right, title and interest in such contribution to the other party.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Targanta, its Affiliates, and their respective directors, officers, employees and agents (“Targanta Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) [*] (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any negligence or willful misconduct [*], except to the extent that any of the foregoing [*] negligence, willful misconduct or breach of this Agreement.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2 Indemnification by Targanta. Targanta shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Losses [*] (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) [*]; (C) Targanta’s exercise of control over the Project to the extent that Targanta’s instructions or directions violate Applicable Law; (D) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights provided [*]; or (F) any negligence or willful misconduct by [*], except to the extent that any of the foregoing [*] negligence, willful misconduct or breach of this Agreement.

13.3 Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure; (B) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 14

INSURANCE

14.1 Cardinal Health. Cardinal Health shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than [*]; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [*]; (iii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [*]; (iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than [*] covering sums that Cardinal Health becomes legally obligated to pay as damages resulting from claims made by Targanta for errors or omissions committed in the conduct of the services outlined in the Agreements. In lieu of insurance, Cardinal Health may self-insure any or a portion of the above required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than [*] following the termination or expiration of this Agreement. Cardinal Health shall obtain a waiver from any insurance carrier with whom Cardinal Health carries Workers’ Compensation insurance releasing its subrogation rights against Targanta. Targanta shall be an additional insured under the Commercial General Liability insurance policy as respects Targanta’s liability for damages caused in whole or in part by the acts or omissions of Cardinal Health in the performance of manufacturing services this Agreement. Such additional insured status shall end upon the termination or expiration of this Agreement unless the policy is written on a claims made basis when such additional insured status will continue for a period of time Cardinal Health is required to maintain such insurance under the terms of this Agreement. Upon request, Cardinal Health shall furnish to Targanta a certificate of insurance or other evidence of

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Each insurance policy which is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

14.2 Targanta Insurance. Targanta shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Products and Completed Operations Liability Insurance (including coverage for products used in clinical trials) with per-occurrence and general aggregate limits of not less than [*]; (ii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [*]. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than [*] following the termination or expiration of this Agreement. Targanta shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Cardinal Health as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 15

TERM AND TERMINATION

15.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) Calendar Years, unless earlier terminated under Section 15.2 below (the “Term”).

15.2 Termination by Either Party.

(a) Material Breach. Either party may terminate this Agreement effective upon sixty (60) days prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such sixty (60) day period; provided, however, that failure to pay amounts due under this Agreement within [*] after such payments are due (as set forth in Section 7.5) shall relieve Cardinal Health from performing any further obligation under this Agreement until all outstanding payments are brought current.

(b) Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

ARTICLE 16

LIMITATIONS OF LIABILITY

16.1 CARDINAL HEALTH SHALL [*] FOR [*] LOST, DAMAGED OR DESTROYED API OR OTHER TARGANTA-SUPPLIED MATERIALS, [*].

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

16.2 CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL [*].

16.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL (EXCEPT FOR THOSE INDEMNITY OBLIGATIONS UNDER ARTICLE 13 THAT ARE DEFINED AS CONSEQUENTIAL DAMAGES) DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 17

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally to the representatives named if mentioned below; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Targanta:	Targanta Therapeutics Corp.
225 S. East Street
Indianapolis, IN 46202-4002
Attention: Vice President, Manufacturing

With a copy to:	Targanta Therapeutics Corp.
225 S. East Street
Indianapolis, IN 46202-4002
Attn: Director, Quality Assurance

To Cardinal Health:	Cardinal Health PTS, L.L.C.
4401 Alexander Blvd NE
Albuquerque, NM 87114
Attn: General Manager

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attn: Associate General Counsel,
Pharmaceutical Technologies and Services
Facsimile: (614) 757-5051

ARTICLE 18

MISCELLANEOUS

18.1 Entire Agreement; Amendments. This Agreement, Exhibits, the attachments, Project Plans and any amendments thereto constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

18.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

18.3 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

18.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.

18.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Ohio, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.9 Alternative Dispute Resolution. If any dispute arises between the parties (“Dispute”), such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Targanta for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party.

18.10 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees and costs in such proceeding.

18.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

18.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, not to be unreasonably withheld, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. Each party shall furnish advance and final copy to the other party per Article 17.

18.13 Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health, its Affiliates, or parent, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Targanta. For purposes of this Article, Cardinal Health, its Affiliates, or parent shall be deemed to be a single creditor.

18.14 Survival. The rights and obligations of the parties shall continue under Articles 6 (Confidentiality), 7 (Intellectual Property), 9 (Indemnification), 10 (Limitations of Liability), 11 (Insurance), to the extent expressly stated therein, 13 (Notice), 14 (Miscellaneous) and Section 12.3 (Effect of Termination), notwithstanding expiration or termination of this Agreement.

18.15 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s commercially reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred eighty (180) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC		TARGANTA THERAPEUTICS Corp.

By:	/s/ Barry Littlejohns	By:	/s/ Mark Leuchtenberger

Name:	Barry Littlejohns	Name:	Mark Leuchtenberger

Its:	Vice President & General Manager	Its:	President and Chief Executive Officer

Date:	March 27, 2007	Date:	March 26, 2007

EXHIBIT A

SPECIFICATIONS

Specifications* for Oritavancin for Injection 100 mg

[*]

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

UNIT PRICING AND OTHER FEES

[*]

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.